[Letterhead of Berenson Minella & Company]

June 16, 1998



The Board of Directors
Nimbus CD International, Inc.
623 Welsh Run Road
Rockville, Virginia 22968


Ladies and Gentlemen:

          Nimbus CD International, Inc., a Delaware corporation (the "Company"), has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Carlton Communications Plc, a Public Limited Company organized under the laws of England and Wales ("Parent"), and Neptune Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), whereby Sub will commence a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company at a price of $11.50 per share net to the seller in cash (the "Consideration). The Merger Agreement also provides that, following the consummation of the Offer, the Company will be merged with and into Sub in a transaction (the "Merger") pursuant to which each outstanding share of Common Stock not owned by Parent, Sub or their respective affiliates will be converted into the right to receive an amount in cash equal to the per share consideration paid in the Offer and the Company will become a wholly owned subsidiary of Parent. In addition, we understand that, in connection with the Offer and the Merger, Parent, Sub and certain stockholders of the Company (the "Stockholders") who own, in aggregate, approximately 44 percent of the outstanding Common Stock on a fully-diluted basis, propose to enter into an agreement (the "Stockholders Agreement") whereby the Stockholders will agree to tender (and not withdraw) their shares of Common Stock into the Offer and to grant to Parent and/or Sub the right, subject to certain conditions, to receive the proceeds received by such Stockholders from the sale of such shares for a consideration in excess of $11.50 per share. You have asked us to render an opinion to you as to whether or not the Consideration to be paid to the stockholders of the Company is fair to the stockholders of the Company from a financial point of view.

          In arriving at our opinion, we have, among other things:

          (i) reviewed a draft of the Merger Agreement, and a draft of the Stockholders' Agreement, each dated June 16, 1998;

          (ii) reviewed (x) the Company's 1999 budget, and (y) the Company's 2000 and 2001 projected financial results, dated April 15, 1998, which were received by us on June 4, 1998 (collectively, with the 1999 budget, the "Forecasts"), and discussed such Forecasts with the Company's management;

          (iii)discussed   with   management   of  the  Company  the   business,
               operations, historical financial results and Forecasts of the Company;

          (iv) reviewed the audited financial statements and Annual Reports on Form 10-K of the Company for the fiscal years ended March 31, 1995, 1996 and 1997;

          (v) reviewed the preliminary unaudited financial statements of the Company for the fiscal year ended March 31, 1998 and a Company press release, dated May 21, 1998, relating to the Company's fiscal year end 1998 financial results;

          (vi) reviewed the historical stock prices and trading volumes of the Company's common stock;

          (vii)reviewed  certain  publicly   available   information   regarding
               publicly traded companies we deemed reasonably comparable to the Company;

        (viii) reviewed certain publicly available information regarding a merger and acquisition transaction involving a company we deemed reasonably comparable to the Company;

          (ix) discussed  with  other   potential   acquirers  of  the  Company,
               potential merger and acquisition transactions involving the Company;

          (x) reviewed certain information regarding premiums paid in all cash acquisitions of a size comparable to the Merger for publicly traded companies;

          (xi) performed discounted cash flow analyses based on the Forecasts;

         (xii) performed leveraged buyout analyses based on the Forecasts; and

        (xiii) reviewed such other information, performed such other analyses and taken into account such other factors as we deemed relevant.

          For purposes of rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to us by and on behalf of the Company and have not assumed any responsibility for independent verification of such information or for any independent valuation or appraisal of any assets of the Company, nor were we furnished with any such valuations or appraisals. We have assumed, without independent investigation, the accuracy of all representations and statements made by officers and management of the Company. With respect to the Forecasts, we have assumed that they were reasonably prepared on bases reflecting the best estimates and good faith judgment of the Company's management as of the date of their preparation and that management has informed us of all circumstances occurring since such date that could make the Forecasts incomplete or misleading. Our opinion is necessarily based on economic, market and other conditions, and information made available to us as of the date hereof.

          This opinion was provided at the request and for the benefit of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger and shall not be reproduced, summarized, described, relied upon, or referred to, or furnished to any other person without Berenson Minella's prior written consent; provided that, subject to our prior review, the Company may refer to this opinion on any Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with respect to the Offer or any Proxy Statement filed by the Company with respect to the Merger without such written consent. The opinion does not and will not constitute a recommendation to stockholders of the Company to tender their shares in the Offer or to vote in favor of the Merger. This opinion is delivered subject to the conditions, scope of engagement, standard of care, limitations, and understandings set forth in the engagement agreement between Berenson Minella and the Company, dated June 16, 1998.

          This opinion is delivered with the explicit understanding that this opinion is based on standards of assessment in existence as of the date hereof, and that standards of assessment may change in the future. Berenson Minella disclaims any responsibility for any impact any such changes may have on the assessment of the Offer and the Merger. Unforeseen future events that could affect the fairness of the Consideration to be paid to the stockholders in the Offer and the Merger, from a financial point of view, have not been factored into this opinion. Berenson Minella disclaims any obligation to update or revise this opinion for events occurring subsequent to the date hereof, whether foreseen or unforeseen.

          This opinion is a fairness opinion only from a financial point of view. Berenson Minella makes no representations with respect to questions of legal interpretation or enforceability and expressly disclaims that this opinion may be construed in any way as a legal opinion. In addition, without limiting the foregoing, we express no opinion regarding the fairness of the Consideration to (i) holders of options issued pursuant to any stock option plan of the Company in which the exercise price of such options exceed the Offer Price (as defined in the Merger Agreement) and (ii) holders of options of the Company who exchange such options for securities of Parent. Our opinion is limited to the matters expressly set forth in this letter, and no opinions may be implied or may be inferred beyond the matters expressly so stated.

          We note that we have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, which is contingent upon the consummation of the Offer.

          Based upon and subject to the foregoing, and subject to the various assumptions, qualifications, and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid to the stockholders of Company pursuant to the Offer and the Merger is fair to the stockholders of the Company from a financial point of view.

                                            Very truly yours,




                                            BERENSON MINELLA & COMPANY